Exhibit 99.1

For Immediate Release

Mediacom Communications Completes $475 Million of

Financing Transactions and Announces Rating Agency Upgrade

•	Issues new $250 million senior secured term loan

•	Completes new $225 million revolving credit facility

•	Standard and Poor’s raises corporate credit rating to BB- from B+

•	Moody’s revises outlook on corporate family rating to positive from stable

Mediacom Park, NY – February 5, 2014 – Mediacom Communications Corporation (“MCCC”) announced today the completion of a $250 million senior secured term loan and a $225 million revolving credit facility (together with the senior secured term loan, the “financing transactions”), pursuant to a new amended and restated bank credit agreement between the operating subsidiaries of Mediacom LLC and the lenders thereto. Mediacom LLC is a wholly-owned subsidiary of MCCC.

The new term loan has a final maturity of March 31, 2018, and the new revolving credit facility expires on February 5, 2019. Proceeds from the financing transactions were principally used to repay certain existing term loans scheduled to mature on January 31, 2015.

In conjunction with the financing transactions, Standard & Poor’s Rating Services raised its corporate credit rating on MCCC to BB- from B+, with a stable outlook, and Moody’s Investors Service affirmed MCCC’s B1 corporate family rating and revised its outlook to positive from stable.

“We are pleased with the outcome of these financing transactions, which extend maturities of certain debt arrangements,” stated Mark E. Stephan, MCCC’s Executive Vice President and Chief Financial Officer. “We enjoy today the best credit metrics in the company’s history, given our success with debt reduction and the meaningful deleveraging of our balance sheet since Mediacom completed its go-private transaction in March 2011. The ratings upgrade by Standard and Poor’s and the revised positive outlook by Moody’s underscore our strengthening financial position.”

Credit ratings are opinions of a rated entity’s ability to meet its ongoing obligations, are not recommendations to buy, sell or hold securities, and are subject to revision or withdrawal at any time by the assigning rating agency. Each agency’s rating should be evaluated independently of any other agency’s rating.

About Mediacom Communications

Mediacom Communications Corporation is the nation’s eighth largest cable television company and one of the leading cable operators focused on serving the smaller cities in the United States, with a significant customer concentration in the Midwestern and Southeastern regions. Mediacom Communications offers a wide array of information, communications and entertainment services, including video, high-speed data and phone, and provides innovative broadband communications solutions through its Mediacom Business division that can be tailored to any size business. Mediacom Communications’ advertising sales and production services are sold under its OnMedia division. More information about Mediacom Communications is available at www.mediacomcc.com.

Forward Looking Statements

This press release contains forward looking statements that involve risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied by the forward looking statements in this press release include: adverse conditions in the capital markets, our inability to secure financing on acceptable terms and the other risks and uncertainties discussed in our Annual Report on Form 10-K for the year ended December 31, 2012.

Contacts:

Investor Relations	Media Relations

Mark E. Stephan	Thomas J. Larsen
Executive Vice President and Chief Financial Officer	Group Vice President, Legal and Public Affairs
(845) 443-2640	(845) 443-2754